                                                                    Exhibit 99.2

                            DUKE CAPITAL CORPORATION
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                (In US$ millions)

                                                            Westcoast       Adjusted
                                             Westcoast      Disposals       Westcoast  Duke Capital   Pro Forma          Pro Forma
                                              US GAAP (2)  Adjustments (10)  US GAAP   Corporation   Adjustments (3)    Consolidated
                                             ---------     -----------      ---------  ------------  -----------        ------------
Operating Revenues                           $   3,017     $      (311)     $   2,706  $     39,931  $       301        $     42,938
Operating Expenses                               2,594            (265)         2,329        37,683          109 (9)          40,121
                                             ---------     -----------      ---------  ------------  -----------        ------------
Operating Income                                   423             (46)           377         2,248          192               2,817

Other Income and Expenses                          146               -            146            83          (65)(4)             164
                                             ---------     -----------      ---------  ------------  -----------        ------------
Earnings Before Interest and Taxes                 569             (46)           523         2,331          127               2,981
Interest Expense                                   287             (18)           269           621          209 (7)           1,099
Minority Interest Expense                            7               -              7           263           74 (8)             344
                                             ---------     -----------      ---------  ------------  -----------        ------------
Earnings Before Income Taxes                       275             (28)           247         1,447         (156)              1,538
Income Taxes                                        49             (11)            38           521          (65)(4)(6)          494
                                             ---------     -----------      ---------  ------------  -----------        ------------
Net Income before Dividends                        226             (17)           209           926          (91)              1,044

Dividends on Preferred and Preference Stock         32               -             32             -          (32)(8)               -
                                             ---------     -----------      ---------  ------------  -----------        ------------
Net Income                                   $     194     $       (17)     $     177  $        926   $      (59)       $      1,044
                                             =========     ===========      =========  ============  ===========        ============

       See Notes to Unaudited Pro Forma Condensed Fianancial Statements.

                            DUKE CAPITAL CORPORATION
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                (In US$ millions)

                                                             Westcoast       Adjusted
                                               Westcoast     Disposals       Westcoast  Duke Capital   Pro Forma          Pro Forma
                                                US GAAP (2) Adjustments (10)  US GAAP    Corporation  Adjustments (3)   Consolidated
                                               ---------    -----------      ---------  ------------  -----------       ------------
Operating Revenues                             $   7,461    $      (336)     $   7,125  $     48,480  $       319       $     55,924
Operating Expenses                                 6,902           (275)         6,627        45,416          110 (4)(9)      52,153
                                               ---------    -----------      ---------  ------------  -----------       ------------
Operating Income                                     559            (61)           498         3,064          209              3,771

Other Income and Expenses                            206           (100)           106            59          (76)                89
                                               ---------    -----------      ---------  ------------  -----------       ------------
Earnings Before Interest and Taxes                   765           (161)           604         3,123          133              3,860
Interest Expense                                     277            (24)           253           561          189 (7)          1,003
Minority Interest Expense                              6              -              6           283           76 (8)            365
                                               ---------    -----------      ---------  ------------  -----------       ------------
Earnings Before Income Taxes                         482           (137)           345         2,279         (132)             2,492
Income Taxes                                          65            (19)            46           854          (50)(4)(6)         850
                                               ---------    -----------      ---------  ------------  -----------       ------------
Net Income Before Dividends and Cumulative
     Effect of Change in Accounting Principle        417           (118)           299         1,425          (82)             1,642

Dividends on Preferred and Preference Stock           30              -             30             -          (30)(8)              -
                                               ---------    -----------      ---------  ------------  -----------       ------------
Net Income Before Cumulative
     Effect of Change in Accounting Principle  $     387    $      (118)     $     269  $      1,425  $       (52)      $      1,642
                                               =========    ===========      =========  ============  ===========       ============

  See Notes to Unauditd Pro Forma Condensed Consolidated Financial Statements.

                            DUKE CAPITAL CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2001
                                (In US$ millions)


                                                             Westcoast       Adjusted
                                               Westcoast     Disposals       Westcoast  Duke Capital   Pro Forma          Pro Forma
                                                US GAAP     Adjustments (10)  US GAAP    Corporation  Adjustments (3)   Consolidated
                                               ---------    -----------      ---------  ------------  -----------       ------------
ASSETS

Current Assets                                 $   1,467    $       (18)     $   1,449  $      8,550  $       105       $     10,104

Goodwill                                              33              -             33         1,729        2,485 (5)          4,247

Investments and Other Assets                       1,214             (1)         1,213         6,799          306 (5)(6)       8,318

Property, Plant and Equipment, net                 4,613           (268)         4,345        18,027        1,677             24,049

Regulatory Assets and Deferred Debits                811           (113)           698           185           55                938
                                               ---------    -----------      ---------  ------------  -----------       ------------
     Total Assets                              $   8,138    $      (400)     $   7,738  $     35,290  $     4,628       $     47,656
                                               =========    ===========      =========  ============  ===========       ============
LIABILITIES AND COMMON STOCKHOLDER'S EQUITY

Current Liabilities                            $   1,360    $      (215)     $   1,145  $      9,448  $        82       $     10,675

Long Term Debt                                     3,138                         3,138         9,124        2,987 (5)         15,249

Deferred Credits and Other Liabilities             1,093           (194)           899         4,761        1,811 (4)(5)       7,471

Commitments and Contingencies

Guaranteed Preferred Beneficial Interests in
        Subordinated Notes of Duke Capital
        Corporation                                    -              -              -           824            -                824

Minority Interests                                   111              -            111         2,246          461              2,818

Preferred and Preference Stock                       346              -            346             -         (346)(8)              -

Common Stockholder's Equity                        2,090              9          2,099         8,887         (367)(4)(8)      10,619
                                               ---------    -----------      ---------  ------------  -----------       ------------
     Total Liabilities and Common
       Stockholder's Equity                    $   8,138    $      (400)     $   7,738  $     35,290  $     4,628       $     47,656
                                               =========    ===========      =========  ============  ===========       ============

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

1.   Basis of Presentation

On March 14, 2002, Duke Capital Corp (Duke Capital) acquired Westcoast Energy Inc. (Westcoast) for approximately $8 billion, including the assumption of $4.7 billion of debt. The assumed debt consists of debt of Westcoast, Union Gas Limited (a wholly owned subsidiary of Westcoast) and various project entities that are wholly owned or consolidated by Duke Capital. The interest rates on the assumed debt range from 2.53% to15.0%, with maturity dates ranging from 2002 through 2027. Westcoast, headquartered in Vancouver, British Columbia, is a North American energy company with interests in natural gas gathering, processing, transmission, storage and distribution, as well as power generation and international energy businesses. In the transaction, a Duke Capital subsidiary acquired all of the outstanding common shares of Westcoast in exchange for approximately 49.9 million shares of Duke Energy common stock (including exchangeable shares of a Duke Energy Corporation (Duke Energy) Canadian subsidiary that are substantially equivalent to and exchangeable on a one-for-one basis for Duke Energy common stock), and approximately $1.8 billion in cash. Under prorating provisions that ensured that approximately 50% of the total consideration was paid in cash and 50% in stock, each common share of Westcoast entitled the holder to elect to receive 43.80 in Canadian dollars,
0.7711 of a share of Duke Energy common stock or of an exchangeable share of a Duke Energy Canadian subsidiary, or a combination thereof. The cash portion of the consideration was funded with the proceeds from the issuance of $750 million in mandatory convertible securities in November 2001 along with incremental commercial paper. Duke Capital plans to retire the commercial paper later in 2002 and replace it with permanent capital in the form of mandatory convertible equity. The timing for the mandatory convertible equity financing will be dependent on the market opportunities presented and favorable market conditions. The Westcoast acquisition was accounted for using the purchase method of accounting, and goodwill totaling approximately $2.5 billion was recorded in the transaction.

The historical income statements on which the Unaudited Pro Forma Statements are based report only the income of Duke Capital, a wholly owned subsidiary of Duke Energy, and Westcoast attributed to continuing operations. Information related to the cumulative effect of accounting changes has been omitted. For the year ended December, 2001, Duke Capital reported an expense related to a cumulative effect of change in accounting principle in the amount of US$69 million, resulting in publicly reported net income of US$1,356 million.

The Unaudited Pro Forma Statements are presented in accordance with United States Generally Accepted Accounting Principles ("US GAAP") and the accounting policies used in their preparation are in accordance with those used in the preparation of the Duke Capital financial statements. The pro forma results are not necessarily indicative of the results of operations had the acquisition taken place at the beginning of the year (or of future results of the combined companies). Differences may arise as a result of synergies expected and uncertainty inherent in estimates.

2. Conversion of Westcoast's Historical Financial Statements to US GAAP and US Dollars

The Unaudited Pro Forma Statements are presented in US dollars and in accordance with US GAAP. Thus, Westcoast's audited income statements for the years ended December 31, 2001 and 2000, were converted from Canadian dollars to US dollars using the average exchange rate for each period (Cdn$1.549 per US$1.00 and Cdn$1.484 per US$1.00, respectively). Westcoast's audited balance sheet at December 31, 2001, was converted to US dollars using the exchange rate on that date (Cdn$1.591 per US$1.00). Certain adjustments were necessary to convert Westcoast's historical financial statements, prepared in accordance with Canadian Generally Accepted Accounting Principles ("Canadian GAAP"), to US GAAP. The following schedule presents the conversion of Westcoast's financial information from Canadian dollars and Canadian GAAP to US dollars and US GAAP.

                              Westcoast Energy Inc.
                                Income Statement
                      For the Year Ended December 31, 2000

                                                 Canadian GAAP US GAAP   US GAAP
(In millions)                                        Cdn$       Cdn$        US$
--------------------------------------------------------------------------------
Operating Revenues (e) (f)                          $8,955     $4,476     $3,017
Operating Expenses (a) (c) (e) (f) (h)               8,140      3,848      2,594
                                                    ----------------------------
Operating Income                                       815        628        423

Other Income (f)                                       168        227        153
Other Expenses                                          11         11          7
                                                    ----------------------------
Earnings Before Interest and Income Taxes              972        844        569

Interest Expense  (e) (f)                              516        426        287
Minority Interest Expense                               10         10          7
                                                    ----------------------------
Earnings Before Income Taxes                           446        408        275

Income Taxes (a) (b) (f) (h)                            58         72         49
                                                    ----------------------------
Net Income                                             388        336        226

Dividends on Preferred Shares (d)                       48         48         32
                                                    ----------------------------

Net Income Applicable to Common Shares              $  340     $  288     $  194
                                                    ----------------------------


                              Westcoast Energy Inc.
                                Income Statement
                      For the Year Ended December 31, 2001

                                                 Canadian GAAP US GAAP   US GAAP
(In millions)                                        Cdn$       Cdn$       US$
--------------------------------------------------------------------------------
Operating Revenues (e) (f) (g)                     $11,897    $11,548    $ 7,461
Operating Expenses (a) (c) (e) (f) (h)              10,918     10,683      6,902
                                                   -----------------------------
Operating Income                                       979        865        559

Other Income (f)                                       273        342        221
Other Expenses (f)                                      26         23         15
                                                   -----------------------------
Earnings Before Interest and Income Taxes            1,226      1,184        765

Interest Expense  (e) (f)                              510        428        277
Minority Interest Expense                               10         10          6
                                                   -----------------------------
Earnings Before Income Taxes                           706        746        482

Income Taxes (a) (b) (f) (g) (h)                       134        101         65
                                                   -----------------------------
Net Income                                             572        645        417

Dividends on Preferred Shares (d)                       46         46         30
                                                   -----------------------------

Net Income Applicable to Common Shares             $   526    $   599    $   387
                                                   -----------------------------

                              Westcoast Energy Inc.
                                  Balance Sheet
                             As of December 31, 2001

                                                        Canadian GAAP    US GAAP       US GAAP
(In millions)                                                Cdn$          Cdn$          US$
-----------------------------------------------------------------------------------------------
ASSETS
  Current Assets (e) (f) (g)                              $ 2,638       $ 2,334       $ 1,467

  Goodwill                                                     52            52            33

  Investments (e) (f)                                         920         1,418           891

  Unrealized Gains on Mark-to-Market
       and Hedging Transactions (g)                           429           445           280

  Plant, property and equipment, net (e) (f)                9,399         7,338         4,613

  Deferred Income Taxes (b) (g)                               182            69            43

  Deferred Charges and Other Assets (a) (b) (e) (f) (g)       416         1,290           811
                                                          -----------------------------------

Total Assets                                              $14,036       $12,946       $ 8,138
                                                          -----------------------------------

LIABILITIES and SHAREHOLDERS' EQUITY
  Current Liabilities (b) (f) (g)                         $ 3,069       $ 2,163       $ 1,360

  Long Term Debt (d) (e) (f)                                5,932         4,992         3,138

  Unrealized Losses on Mark-to-Market
      and hedging transactions (g)                            297           285           179

  Deferred Credits and Other Liabilities(a)(b)(f)(g)          710         1,454           914

  Minority Interest (d) (f)                                   172           177           111

  Preferred Shareholders' Equity                              550           550           346

  Common Shareholders' Equity                               3,306         3,325         2,090
                                                          -----------------------------------

Total Liabilities and Shareholders' Equity                $14,036       $12,946       $ 8,138
                                                          -----------------------------------

(a)  Pensions and Post-Retirement Benefits Other than Pensions

     Effective January 1, 2000, accounting for pension and post-retirement benefits other than pensions under Canadian GAAP was modified and is similar to the requirements under US GAAP. Pension fund assets are measured at current market values and the accrued pension plan obligations are discounted using current interest rates. Post-retirement benefits other than pensions are recorded on an accrual basis. The reconciliation between Canadian GAAP and US GAAP relates to the difference in the amortization of the net transition obligation for Canadian GAAP and US GAAP purposes, respectively.

(b)  Income Taxes

     Effective January 1, 2000, Canadian GAAP requires accounting for income taxes using the liability method of tax allocation, similar to the requirements under US GAAP. However, there are two significant differences between Canadian GAAP and US GAAP in this respect:

     (i) Under Canadian GAAP, substantively enacted tax rates are used to measure deferred tax assets and liabilities. Under US GAAP, current legislated tax rates are used to measure the deferred tax assets and liabilities.

     (ii) Under Canadian GAAP, rate-regulated businesses use the income taxes currently payable method as directed by the regulators. No provisions are made for income taxes deferred as a result of differences in timing between the treatment for income tax and accounting purposes of various income and deferred expenditure items to the extent that such amounts will be included in the approved rates charged to customers in the future. For these businesses, US GAAP requires the recording of deferred income taxes and the corresponding deferred charges which are to be collected from regulated customers in future years.

(c)  Stock Based Compensation

     For Canadian GAAP purposes, Westcoast uses the intrinsic value method to account for employee stock options. For US GAAP purposes, Westcoast made adjustments to reflect the requirements of Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock Based Compensation", which requires that the fair value of benefits related to stock-based compensation be charged to income over the applicable vesting period.

(d)  Debt-Like Preferred Shares

     Canadian GAAP requires debt-like preferred shares and their dividends to be classified as long term debt and interest expense, respectively. Under the United States Securities and Exchange Commission rules, these shares are recorded as mezzanine debt and the dividend as a charge to retained earnings.

(e) Sale of Finance Contracts, Rental Assets and Gas Gathering and Processing Facilities

     Under Canadian GAAP, the transfer of assets and liabilities to a special purpose entity ("SPE") results in the removal of the assets and liabilities from the consolidated balance sheet as long as the significant risks and rewards of ownership have been transferred and provided that the SPE is not subject to control by Westcoast. US GAAP requires that these SPEs be consolidated in the accounts of Westcoast because the owners of the SPEs to which the assets have been transferred have not made a substantial residual equity capital investment that is at risk.

(f)  Investments in Joint Ventures

     Under Canadian GAAP, Westcoasts's interests in joint ventures are accounted for using the proportionate consolidation method. Under US GAAP, these investments are recorded using the equity method. Excluding the impact of other US GAAP adjustments, the use of the proportionate consolidation method of accounting for joint ventures results in the same net income and shareholders' equity as the equity method.

(g)  Derivative Instruments and Hedging Activities

     Under Canadian GAAP, gains or losses on derivatives that qualify for accounting as hedges are deferred and recognized in the same period and in the same financial statement category as the gains or losses on the corresponding hedged transactions.

     Under US GAAP, Westcoast adopted, effective January 1, 2001, Statement of Financial Standards No. 133 ("FAS 133"), "Accounting for Certain Derivative Instruments and Hedging Activities" which requires all derivative financial instruments to be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. If the derivative qualifies as a hedge, depending on the nature of the hedge, the effective portion of changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of changes in fair value will be immediately recognized in earnings. If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship, changes in the fair value of the derivative are recognized in earnings.

(h)  Costs of Start-Up Activities

     Prior to January 1, 2001, Westcoast's policy under Canadian GAAP was to defer pre-operating costs incurred for development projects which benefited future periods. Effective January 1, 2001, Westcoast changed its accounting policy with respect to accounting for pre-operating costs. Under the new policy, which is similar to the requirements under US GAAP, pre-operating costs are expensed as incurred.

3. Adjustment from Equity Method Investments to Majority Owned Consolidated Investments

Duke Capital and Westcoast each have a minority ownership interest in Maritimes & Northeast Pipeline Limited, Maritimes & Northeast Pipeline, LLC, and PT Puncakjaya Power. Duke Capital and Westcoast each own 37.5%, 37.5% and 43% of Maritimes & Northeast Pipeline Limited, Maritimes & Northeast Pipeline, LLC, and PT Puncakjaya Power, respectively. Prior to the combination, Duke Capital accounted for these entities using the equity method and Westcoast accounted for these entities using proportionate consolidation. As part of the conversion of the Westcoast historical financial statements from Canadian GAAP to US GAAP as described in Note 2 to the Unaudited Pro Forma Statements, Westcoast made an adjustment from proportionate consolidation to the equity method. Following the completion of the Arrangement, the combined entity will hold a controlling interest in these entities and therefore adjustments were made to consolidate these entities in the Unaudited Pro Forma Statements.

4.   Intercompany Transactions

In April 2000, Westcoast sold its 74% interest in the EastCoast Power Project to Duke Capital for approximately US$12 million, resulting in a gain of US$8 million (US$5 million after-tax). For the purpose of the Unaudited Pro Forma Condensed Consolidated Income Statement for the year ended December 31, 2000, the gain and related taxes have been eliminated.

In January 2001, Duke Capital entered into a capacity contract with The Alliance Pipeline, a 23.6% equity investee of Westcoast. Duke Capital accounted for the contract as a derivative under the rules of FAS 133 beginning January 1, 2001. Due to the combination, the gains or losses resulting from this derivative are eliminated in the Unaudited Pro Forma Condensed Consolidated Income Statement for year ended December 31, 2001, to the extent of the ownership interest.

5.   Purchase Price Allocation

Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the Transaction, over the fair value of net assets acquired is classified as goodwill on the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on management estimates and are subject to final valuation adjustments which may cause some of the amounts recorded as goodwill to be different from those shown on the Unaudited Pro Forma Condensed Consolidated Balance Sheet. Because the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and

Other Intangible Assets", preceded the Effective Date, goodwill amortization expense has not been reflected on the Unaudited Pro Forma Condensed Consolidated Income Statements.

The Unaudited Pro Forma Statements reflect the issuance of a total of 49.9 million Duke Energy Common Shares or Exchangeable Shares in exchange for all of the outstanding Westcoast Common Shares and the payment of US$1.8 billion in cash. Each Westcoast Option has been exchanged for a Replacement Option to purchase that number of Duke Energy Common Shares equal to the number of Westcoast Common Shares subject to the Westcoast Option multiplied by the Exchange Ratio. Estimated direct transaction costs and expenses of US$23 million have been included as part of the total purchase cost.

The total purchase price of US$3,564 million was calculated by taking the Duke Energy equivalent of Westcoast's outstanding common shares multiplied by Duke Energy's average stock price. The purchase price has been allocated as follows:

                                                                          (In US$ millions)
                                                                           ---------------
Purchase Price to Westcoast Shareholders                                        $ 3,564
Direct transaction costs and expenses                                                23
Fair value of stock options                                                          27
Less: historical net assets                                                      (2,099)
Less: Common equity from conversion of Series 2 preferred shares                    (71)
                                                                                -------
Excess purchase price over net assets acquired                                  $ 1,444
                                                                                -------

The Unaudited Pro Forma Statements have been prepared on the basis of assumptions related to the allocation of the total purchase cost to the assets and liabilities of Westcoast based upon preliminary estimates of their fair value. The actual allocation of the total purchase cost may differ significantly from those assumptions after valuations and other procedures are completed after the effective date. Management has yet to complete the purchase price allocation, and as part of Duke Capital's continued valuation efforts, contingencies or other uncertainties may arise. Management does not feel the remaining contingencies will have a significant impact of the preliminary allocation outlined above. The fair value analysis of Westcoast's assets and liabilities is not complete.

The following table sets forth preliminary estimates of potential purchase accounting adjustments:

                                          (In US$ millions)

Allocation Reserves                              $(1,735)
Deferred income taxes                                694
Goodwill                                           2,485
                                                 -------
                                                 $ 1,444
                                                 -------

6.   Income Tax Adjustments

The increase to deferred income tax assets of US$694 million relates to the tax effect of the purchase price reserves. The decrease in income tax expense for the years ended December 31, 2001 and 2000 is primarily a result of the adjustments made to the Unaudited Pro Forma Condensed Consolidated Income Statements.

All tax adjustments have been calculated using a Canadian combined statutory rate of 42.3% and 44.8% for the years ended December 31, 2001 and 2000, respectively.

7.   Interest Expense

The pro forma adjustment to interest expense reflects interest calculated on the anticipated funding of the cash portion of the transaction. For purposes of these Unaudited Pro Forma Statements interest was calculated using Duke Capital's weighted-average interest rate.

8.   Reclassification

Reclassifications were made to certain line items of Westcoast's financial statements so that they would be presented consistent with Duke Capital's financial statements.

9.   Stock Compensation Adjustment

In adjusting Westcoast's historical income statements from Canadian GAAP to US GAAP, Westcoast's stock compensation costs were adjusted to comply with FAS 123. However, it is Duke Capital's policy to record stock compensation in compliance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". As a result, in the Unaudited Pro Forma Statements, adjustments of US$3.0 million and US$2.0 million have been made to present information in accordance with APB 25 for the years ended December 31, 2001 and 2000, respectively.

10.  Westcoast Asset Disposals

In September 2001, Westcoast sold its 100% interest in the Island Cogeneration Plant ("ICP") and its 50% interest in the Whitby Cogeneration Plant for net proceeds of approximately US$211 million, subject to post-closing adjustments. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2001 reflects the sale and use of proceeds to reduce bank indebtedness by US$89 million, long-term debt by US$127 million, a reduction in net assets of US$163 million and an after-tax gain on disposition of approximately US$53 million.

In October 2001, Westcoast announced the sale of its wholly owned subsidiaries Westcoast Capital Corporation and Union Energy Inc., subject to regulatory approval, for cash of approximately US$117 million, subject to post-closing adjustments. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2001 reflects the sale and use of proceeds to reduce bank indebtedness by US$117 million, a reduction in net assets of US$96 million and the recognition of an after-tax gain on disposition of US$21 million.

In October 2001, Westcoast also entered into an agreement to sell its wholly owned subsidiaries Centra Gas British Columbia Inc. and Centra Gas Whistler Inc. to BC Gas Inc., for cash consideration of US$151 million, a note receivable of US$34 million and the assumption of debt, subject to post-closing adjustments. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2001 reflects the sale with proceeds of US$151 million used to reduce bank indebtedness and the notes receivable of US$34 million recorded as other assets. The reflection of the sale also resulted in a reduction in net assets of US$163 million and the recognition of an after-tax gain on disposition of US$22 million.

The Unaudited Pro forma Condensed Consolidated Income Statements for the years ended December 31, 2001 and 2000 include adjustments to remove from Westcoast's income statements the amounts attributable to the assets disposed of. The effect on the Unaudited Pro Forma Condensed Consolidated Income Statements for the years ended December 31, 2001 and 2000 was to reduce consolidated earnings by US$118 million and US$17 million, respectively. Pro forma consolidated net income does not include any after-tax income or loss arising from the disposition of the above businesses. Additionally, no adjustments have been made to reflect any earnings benefit from the reinvestment of any proceeds or reduction of debt which have arisen as a consequence of the asset dispositions described above.